Exhibit 8.1

Tel +1.212.237.0000 Fax +1.212.237.0100

April             , 2013

KNOT Offshore Partners LP

2 Queen’s Cross, Aberdeen

Aberdeenshire AB15 4YB, United Kingdom

Re:	KNOT Offshore Partners LP Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel for KNOT Offshore Partners LP (the “Partnership”), a Marshall Islands limited partnership, with respect to certain legal matters in connection with the offer and sale of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus (the “Prospectus”), forming part of the Registration Statement on Form F-1, No. 333-186947 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Representation Letter”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Representation Letter. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

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local agencies within any state. We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” constitute the opinion of Vinson & Elkins L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Representation Letter, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law, including persons purchasing common units or debt securities pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the use of our name under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the common units. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

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Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.